Exhibit 10.26

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of this 22ND day of October, 2009 (“Effective Date”) by and between BioForm Medical, Inc., a Delaware corporation (“BioForm”), and Advanced Cosmetic Intervention, Inc., a Colorado corporation. (“ACI”), (BioForm and ACI, as defined further herein, together, shall be referred to as the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties entered into an Asset Purchase Agreement dated April 29, 2008 (the “APA”);

WHEREAS, BioForm has asserted a claim under the APA regarding monies held in escrow pursuant to the Escrow Agreement among the Parties and the Bank of New York, dated April 29, 2008 (the “Escrow Agreement”) related to ACI’s alleged breach of the APA (capitalized terms not otherwise defined in this Agreement are defined in the Escrow Agreement);

WHEREAS, the Parties are cognizant of the risks and uncertainty inherent in all litigation, and to avoid further expense in connection with this Dispute;

WHEREAS, the Parties seek to amicably resolve the Dispute.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BioForm and ACI hereby agree, with the following terms:

1. Pursuant to Section 3(a) of the Escrow Agreement, this Agreement constitutes written notice by Seller and Buyer to the Escrow Agent to immediately disburse all Escrow Property as follows:

To Seller: One Hundred Fifty Thousand US Dollars (US$150,000);

To Buyer: All other Escrow Property;

whereupon, the Escrow Agreement shall automatically terminate pursuant to Section 5, thereof.

2. Simultaneous with the execution of this Agreement, the Parties are executing the Amendment to Asset Purchase Agreement attached hereto as Exhibit A the (“Amendment Agreement”), in order to affect certain amendments to the APA.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3. As used herein, “BioForm” refers to BioForm Medical, Inc. its predecessors, successors, parents, subsidiaries, affiliates, segments or divisions, any present or former officers, employees, agents, partners, attorneys or members of the board of directors of BioForm, in their capacities as such, as shareholders of BioForm or in their individual capacities. ACI refers to Advanced Cosmetic Intervention, Inc., its predecessors, successors, parents, subsidiaries, affiliates, segments or divisions, any present or former officers, employees, agents, attorneys or members of the board of directors of ACI, in their capacities as such, as shareholders of ACI or in their individual capacities.

4. BioForm hereby releases and forever discharges ACI from all claims, actions, causes of action, demands, liability, damages, and losses of whatever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, past or present, that it may now have against ACI or have ever had against ACI, or that may subsequently accrue against ACI, in any way relating to, or arising from, the APA (“the BioForm Released Claims”). BioForm hereby agrees that it will also not cause any third party to raise any action, cause of action, claim, or demand related to the BioForm Released Claims.

5. ACI hereby releases and forever discharges BioForm from all claims, actions, causes of action, demands, liability, damages, and losses of whatever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, past or present, that it may now have against BioForm or have ever had against BioForm, or that may subsequently accrue against BioForm, in any way relating to, or arising from, the APA except for claims, actions, causes of action, demands, liability, damages, and losses of whatever kind or nature, in law or in equity, known or unknown, suspected or unsuspected, past, present, or future, or that may subsequently accrue against BioForm, in any way relating to, or arising from, Article 7 and Section 8.1 of the APA (“the ACI Released Claims”). ACI hereby agrees that it will also not cause any third party to raise any action, cause of action, claim, or demand related to the ACI Released Claims.

6. The Parties acknowledge that this Agreement represents a compromise settlement of disputed claims and that neither the contents of this Agreement, nor the fact of its execution, nor any other fact, matter or thing concerning or in any way connected with the making or execution of this Agreement, is intended to be, nor shall it be construed as, an admission of liability, obligation or responsibility, which liability, obligation and responsibility is, and continues to be, denied.

7. The Parties desire to fully, finally, and forever settle, compromise, and discharge the BioForm Released Claims and the ACI Released Claims, whether known or unknown, and acknowledge that this Agreement has been negotiated and agreed upon despite the possibility of unknown claims or the possible availability of damages in excess of those currently known to the Parties and, being fully advised, expressly waive any and all rights, benefits, and protections they may have had under any statute, including, but not limited to § 1542 of the California Civil Code or common law principle which would limit the effect of the Agreement to those claims actually known or suspected to exist at the time of the effectiveness of the Agreement. California Civil Code § 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8. It is the intention of the Parties that, notwithstanding the possibility that any Party, or its counsel, may discover or gain a more complete understanding of the facts, events or law which, if presently known or fully understood, would have affected this Agreement shall be deemed to have fully, finally and forever settled any and all claims encompassed by this Agreement, without regard to the subsequent discovery or existence of different or additional facts, events or law.

9. The Parties further agree that if either Party hereto fails to perform its obligations under this Agreement, the prevailing Party shall be awarded and recover from the non-prevailing Party all fees and costs reasonably incurred in connection with the enforcement of this Agreement, including but not limited to attorney’s fees, arbitration or similar costs and other expenses.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed in that jurisdiction, without giving effect to its rules regarding conflicts of laws.

11. Any dispute arising out of or in any way related to this Agreement or the Amendment Agreement shall be subject to, and resolved in accordance with, the procedures set forth in Section 10.11 of the APA, as amended by the Amendment Agreement and otherwise provided herein.

12. The Parties agree that this Agreement and the Amendment Agreement will be treated as confidential pursuant to the terms of Section 10.3 of the APA, as amended.

13. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, for any reason, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

14. This Agreement and the Amendment Agreement constitute the entire agreements and understanding among the Parties with respect to the settlement set forth herein, and supersede and replace any prior agreements and understandings, whether oral or written, between and among them, with respect to such settlement.

15. The Parties understand and agree that this Agreement and the Amendment Agreement shall not be changed or amended in any respect except by a writing executed by the Parties or their authorized representatives.

16. This Agreement and the Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17. Each individual signing this Agreement and the Amendment Agreement hereby represents and warrants that the party on whose behalf such individual executes this Agreement has authorized such individual to execute this Agreement on such party’s behalf.

IT IS SO AGREED:

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name:	Steven L. Basta
Title:	Chief Executive Officer

ACI LIQUIDATING TRUST

By:	/s/ David Stevens
Name:	David Stevens, Ph.D.
Title:	Trustee, ACI Liquidating Trust

EXHIBIT A

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment Agreement”) is made as of October 22, 2009, by and between BioForm Medical, Inc., a Delaware corporation (“Buyer” or “BioForm”) and Advanced Cosmetic Intervention, Inc., a Colorado corporation (“Seller” or “ACI”). ACI and BioForm may be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Amendment Agreement that are not defined herein are defined in the Asset Purchase Agreement dated April 29, 2008 (the “APA”).

RECITALS

WHEREAS, BioForm and ACI have entered into a Settlement Agreement and Mutual Release dated October 22, 2009 (the “Settlement Agreement”), pursuant to which the Parties have resolved certain disputes regarding the APA; and

WHEREAS, pursuant to the Settlement Agreement, the Parties have agreed to amend the APA, as provided herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BioForm and ACI hereby agree to amend and restate certain sections and provisions of the APA as follows:

1.40 “Royalty Rate” means (i) with respect to Net Sales of a Product in a country in which, at the time of sale, there is a Valid Claim included within the JNJ Transferred Patent Rights covering the manufacture, use, sale, offer for sale, or importation of such Product in such country, [*]; or (ii) with respect to Net Sales of a Product in a country in which, at the time of sale, there is no Valid Claim included within the JNJ Transferred Patent Rights covering the manufacture, use, sale, offer for sale, or importation of such Product in such country, [*]. For purposes of clarification, the effect of this revised Section 1.40 is to provide Seller the opportunity to receive, in the aggregate, [*] in royalty payments on Net Sales [*] pursuant to the replaced Section 1.40 of the APA.

7.1(d) Payment Obligations. After Buyer has made cumulative total payments of [*] in Royalty Consideration under this Agreement and the JNJ APA, Buyer will have no further obligations to make royalty payments under Section.

7.2 Success Milestone. If the amount of Net Sales of Products for any calendar year between and including 2012 and 2015 (the “Success Milestone Periods”) is greater than sixty million dollars ($60,000,000), then Buyer will pay to Seller a one-time milestone payment (the “Success Milestone”) of seven million five hundred thousand dollars ($7,500,000) within sixty (60) days after the end of the earliest such calendar year. For clarity, even if the amount of Net Sales of Products is greater than sixty million dollars ($60,000,000) in more than one calendar year, Buyer will only be required to make the Success Milestone payment one time. If, however, [*].

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3 Royalty Buyout. During the period starting January 1, 2016 and ending December 31, 2016, Buyer will have the option upon thirty (30) days’ notice to Seller to satisfy its obligations to pay the remaining Royalty Consideration due under this Agreement and the JNJ APA in a single payment (the “Royalty Buyout”), based on the following formula: if the compounded annual growth rate (“CAGR”) of Royalty Consideration beginning January 1, 2013 and ending December 31, 2015 (i) is less than [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period; (ii) is between [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period; and (iii) is greater than [*], the Royalty Buyout will be equal to [*] the average annual Royalty Consideration paid during that period. If Buyer exercises its option to pay the Royalty Buyout in accordance with the terms of this Section 7.3, then as of the date Seller receives payment of the Royalty Buyout, Buyer will have no further royalty obligations under this Agreement or the JNJ APA.

Article 9, Indemnification; Survival, shall be deleted in its entirety.

10.11 Dispute Resolution. In the event that any dispute or controversy arises between the Parties out of or relating to this Agreement or any Ancillary Agreement (a “Dispute”), a Party shall notify the other Party in writing of the existence of the Dispute, and the Parties shall meet and negotiate in good faith to attempt to resolve the matter. If such efforts do not within thirty (30) days resolve the Dispute, the Dispute shall be resolved by binding arbitration as provided in this Section 10.11. Buyer and Seller shall each appoint an arbitrator of choice from a list of arbitrators recognized by the American Arbitration Association. The appointed arbitrators shall appoint a third arbitrator from the list, and the three arbitrators shall hear the Parties and settle the Dispute. The proceedings shall be conducted under and governed by the Commercial Rules of the American Arbitration Association, as in effect from time to time. All arbitration hearings shall be conducted in the jurisdiction selected by the Party not bringing the action, which jurisdiction shall either be the City and County of San Francisco, California or the City and County of Denver, Colorado. All applicable statutes of limitation shall apply to any Dispute. The arbitrators shall have no power to award punitive or exemplary damages or to ignore or vary the terms of this Agreement, and shall be bound to apply controlling law. The arbitrators shall award costs and expenses incurred in connection with a Dispute (including reasonable attorney’s fees) to the Party that prevails on a majority of the issues involved in the Dispute. A judgment upon the award may be entered in any court having jurisdiction

8.1(b) Commercially Reasonable Efforts, shall be deleted in its entirety.

[Remainder of Page Intentionally Left Blank]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of BioForm and ACI has caused a duly authorized representative to execute this Amendment Agreement on the date first written above.

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name:	Steven L. Basta
Title:	Chief Executive Officer

ACI LIQUIDATING TRUST

By:	/s/ David Stevens
Name:	David Stevens, Ph.D.
Title:	Trustee, ACI Liquidating Trust